As filed with the Securities and Exchange Commission on March 27, 2015
Registration No. 333-199125

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Post-Effective Amendment No. 1
to
Form S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
_____________________

NorthStar Healthcare Income, Inc.
(Exact name of registrant as specified in its governing instruments)
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________
With Copies to:
Rosemarie A. Thurston
Lesley H. Solomon
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000
_____________________
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box:   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☒ Registration No. 333-199125

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-199125) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.    Financial Statements and Exhibits.

(b)	Exhibits:
23.1 Consent of Grant Thornton LLP

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on March 27, 2015.

NorthStar Healthcare Income, Inc.

By:	/s/ RONALD J. JEANNEAULT
Name: Ronald J. Jeanneault
Title: Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on March 27, 2015.

Signature	Title

/s/ RONALD J. JEANNEAULT	Chief Executive Officer and President
Ronald J. Jeanneault	(Principal Executive Officer)

/s/ DEBRA A. HESS	Chief Financial Officer and Treasurer
Debra A. Hess	(Principal Financial Officer and
Principal Accounting Officer)

/s/ DANIEL R. GILBERT	Executive Chairman
Daniel R. Gilbert

/s/ JAMES F. FLAHERTY III	Vice Chairman
James F. Flaherty III

*	Director
Daniel J. Altobello

*	Director
Gregory A. Samay

*	Director
Jack F. Smith, Jr.

* /s/ RONALD J. LIEBERMAN
Ronald J. Lieberman,
* as attorney-in-fact

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